Filed pursuant to Rule 424(b)(3)

Registration No.: 333-274895

PROSPECTUS SUPPLEMENT No. 7

(To the Prospectus dated December 18, 2023)

BIODEXA PHARMACEUTICALS PLC

697,614 Class A Units consisting of 697,614 American Depositary Shares Representing Ordinary Shares, 697,614 Series E Warrants to purchase 697,614 American Depositary Shares Representing Ordinary shares and 697,614 Series F Warrants to purchase 697,614 American Depositary Shares Representing Ordinary Shares, and

1,911,176 Class B Units consisting of 1,911,176 Pre-Funded Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares, 1,911,176 Series E Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares, and 1,911,176 Series F Warrants to purchase 1,911,176 American Depositary Shares Representing Ordinary Shares and

104,351 Representative Warrants to purchase 104,351 American Depositary Shares Representing Ordinary Shares

697,614 American Depositary Shares Representing Ordinary Shares

7,233,107 Warrants to purchase American Depositary Shares Representing Ordinary Shares

7,233,107 American Depositary Shares Representing Ordinary Shares Underlying the Warrants

This prospectus supplement No. 7 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Registration Statement on Form F-1, effective as of December 18, 2023 (the “Prospectus”), related to the offering of 697,714 Class A Units and 1,911,176 Class B Units by us.

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Form 6-K, filed with the Securities and Exchange Commission on September 19, 2024.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “BDRX.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on September 19, 2024 was $0.366.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is September 20, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2024

Commission File Number: 001-37652

Biodexa Pharmaceuticals PLC
(Translation of registrant's name into English)

1 Caspian Point, Caspian Way, Cardiff, CF10 4DQ, United Kingdom
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

The information included in this report on Form 6-K shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Number 333-209365) and Form F-3 (File Number 333-267932) of the Company (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

SUBMITTED HEREWITH

Attached to the Registrant’s Form 6-K filing for the month of September 2024, and incorporated by reference herein, is:

Exhibit No.	Description

99.1	Press Release dated September 19, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Biodexa Pharmaceuticals PLC
(Registrant)

Date: September 19, 2024	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer, Chief Financial Officer

EXHIBIT 99.1

ADR Ratio Change

September 19, 2024

Biodexa Pharmaceuticals PLC
(“Biodexa” or the “Company”)

ADR Ratio Change

Biodexa Pharmaceuticals PLC (Nasdaq: BDRX), an acquisition-focused clinical stage biopharmaceutical company developing a pipeline of innovative products for the treatment of diseases with unmet medical needs, today announces a ratio change on its American Depositary Receipts (“ADR”) from one (1) ADR representing four hundred (400) ordinary shares, to the new ratio of one (1) ADR representing ten thousand (10,000) ordinary shares (the "Ratio Change"). The effective date of the Ratio Change is expected to be October 4,2024.

Pursuant to the Ratio Change, ADR holders will be required on a mandatory basis to surrender their ADRs for cancellation and exchange to receive one (1) new ADR (New CUSIP: 59564R807) for every twenty-five (25) old ADRs (Old CUSIP: 59564R708). No fractional ADRs will be allocated. The aggregate fractions, if any, will be sold and the net proceeds will be distributed to the entitled ADR holder. The Company's Depositary, JP Morgan Chase Bank, N.A. will contact ADR holders and arrange for the exchange of their existing ADRs for new ADRs.

For ADR holders, the Ratio Change will have the same effect as a one-for-twenty-five reverse ADR split. The ordinary shares of Biodexa will not be affected by this change.

The Ratio Change is aimed to bring the price of the Company’s ADRs into compliance with the Nasdaq $1.00 minimum bid price per share requirement, although Biodexa can give no assurance that the Ratio Change will be effective in achieving this goal.

Biodexa Pharmaceuticals PLC
Stephen Stamp, CEO, CFO
Tel: +44 (0)29 2048 0180
www.biodexapharma.com

Forward-Looking Statements

Certain statements in this announcement may constitute “forward-looking statements” within the meaning of legislation in the United Kingdom and/or United States.  Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements are based on currently available competitive, financial and economic data together with management's views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. We wish to caution you that there are some known and unknown factors that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. All statements contained in this announcement that do not relate to matters of historical fact should be considered forward-looking statements.

Reference should be made to those documents that Biodexa shall file from time to time or announcements that may be made by Biodexa in accordance with the rules and regulations promulgated by the SEC, which contain and identify other important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements.  These forward-looking statements speak only as of the date of this announcement.  All subsequent written and oral forward-looking statements by or concerning Biodexa are expressly qualified in their entirety by the cautionary statements above.  Except as may be required under relevant laws in the United States, Biodexa does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or events otherwise arising.